PATHOGENESIS CORP.
                                STRATEGIC REVIEW
                                 TALKING POINTS
                                 AUGUST 14, 2000


o Yesterday, the board of directors approved the acquisition of PathoGenesis by Chiron Corporation. Chiron has agreed to purchase the outstanding shares of PathoGenesis for $38.50 per share. The news release is available in print or on PathFinder.

o As you know, we've been conducting an evaluation of strategic options to enhance shareholder value. Our agreement with Chiron provides a significant premium for our shareholders. In addition, I believe we've found a good partner for our company. I'm pleased to announce this news because of the close strategic fit between PathoGenesis and Chiron, as well as our excellent working relationship over the past year.

o Chiron expressed an early and strong interest in working with us, starting with our research collaboration which began last year. This collaboration has made excellent progress in a short time. In meetings and in public statements, Chiron's management has emphasized its interest in developing a strong capability in antibiotics. PathoGenesis is an excellent fit with where Chiron wants to go.

o  Chiron's tender offer is expected to begin no later than Monday, August
   21. We will need a majority of the PathoGenesis shares to be tendered, as well as regulatory filings and approvals. As a result, the acquisition is expected to close in the third or fourth quarter.

 WHAT DOES THIS ANNOUNCEMENT MEAN FOR YOU AS A PATHOGENESIS EMPLOYEE?
o Chiron management intends to visit all our major locations in the next couple of days . . . field employees will participate by phone. For this location, Chiron has scheduled an employee meeting for ___ (time) on ___________________________ (day/date). At that meeting, you'll be able to ask your questions directly of Chiron's senior management.

o Before the deal closes, we'll be working with Chiron to review our programs. They already know quite a bit, but we want to make sure that Chiron's management fully understands the value of what we've built here at PathoGenesis. Chiron is highly interested in visiting every facility and meeting with both managers and employees. They understand that the value of


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   PathoGenesis has been created by our employees, and they're enthusiastic about building on our work.

o Furthermore, the sale of PathoGenesis to Chiron also will have a financial benefit to all employees. Your PathoGenesis options will become fully vested upon the date of closing, so that you will be paid the value of your options, minus the option exercise price. However, Chiron will be offering another alternative. You can choose to swap your PathoGenesis options for Chiron options, instead of the accelerated vesting and cash payment. Chiron has put together a very thoughtful and attractive program that will be explained when they meet with us on ______________.

o I know you'll have a lot of questions once you've had a chance to digest the news. Some questions can only be answered by Chiron's management, but we'll answer as many questions as we can today.


      PathoGenesis shareholders are advised to read the tender offer statement regarding the acquisition of PathoGenesis referenced in these talking points, which will be filed by Chiron and Picard Acquisition Corp. with the U.S. Securities and Exchange Commission, and the related solicitation/recommendation statement which will be filed by PathoGenesis with the Commission. The tender offer statement (including an offer to purchase, letter of transmittal and related tender offer documents) and the solicitation/recommendation statement will contain important information which should be read carefully before any decision is made with respect to this offer. These documents will be made available to all shareholders of PathoGenesis at no expense to them. These documents also will be available at no charge at the SEC's Web site, www.sec.gov. This presentation is neither an offer to purchase nor a solicitation of an offer to sell securities of PathoGenesis. The tender offer will be made solely by an offer to purchase and related letter of transmittal to be disseminated upon the commencement of the tender offer.